Exhibit 10.12

SUMMARY OF COMPENSATION OF NON-EMPLOYEE DIRECTORS

Prior to June 1, 2004, the annual compensation of each director who was not an employee of the Company or a subsidiary (a “Non-employee Director”) consisted of (1) an annual retainer of $10,000, up to half of which could be paid in unrestricted shares of Common Stock and (2) a grant of non-qualified stock options to purchase 3,000 shares of Common Stock.  The shares of Common Stock and options for Common Stock were issued pursuant to the Edge Petroleum Corporation Incentive Plan.

Effective beginning June 1, 2004, the annual compensation for Non-employee Directors was revised to eliminate the stock option grant component and increase the annual retainer, all or a portion of which may be paid in shares of Common Stock.  If the Board elects to pay all or some of the retainer in shares of Common Stock, all or a portion of those shares may be subject to restriction, in the discretion of the Board.  The Edge Petroleum Corporation Incentive Plan was amended and restated effective June 1, 2004 accordingly (as amended and restated, the “Incentive Plan”).  Under the Incentive Plan, the Board has the discretion to reinstate the annual option grant.  In accordance with the new annual compensation arrangement, in 2004 Non-Employee Directors were paid an annual retainer equal to the sum of (1) $10,000 (paid in cash) and (2) the value of 2,400 shares of Common Stock (paid in kind).  The shares vest ratably over three years beginning on the first anniversary of the grant date.  The fair market value of the shares on the June 1, 2004 award date was $32,640 per director.  No option awards were made to Non-Employee Directors in 2004.

In addition, each Non-employee Director is to receive a $1,000 cash payment for in-person attendance at a meeting of the Board of Directors ($400 if such attendance is telephonic) and $750 ($1,200 in the case of a chairman of a Committee even if such attendance is telephonic) for each meeting of a Committee of the Board of Directors attended ($400 if telephonic).  All directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board or Board committees and for other expenses incurred in their capacity as directors.

At its February 2005 meeting, the Corporate Governance/Nominating Committee reviewed the director’s compensation and determined that such compensation should be increased in light of the increased duties, responsibilities and complexities of Board service.  The committee deferred taking any action to increase director compensation, however, until after reviewing certain competitive information and surveys of director compensation of the Company’s peers and competitors.  Increases, if any, in director compensation will be finally reviewed and approved by the Corporate Governance/Nominating Committee at a meeting later in 2005 submitted to the full Board for approval and reported in the proxy statement for the 2006 annual meeting.